Exhibit 99.1

Cornell Companies, Inc. People Changing People

FOR IMMEDIATE RELEASE

For Additional Information Contact:

Paul Doucette, VP Business Development

and Public Affairs -- 713-623-0790

CORNELL COMPANIES, INC. TO ACQUIRE CORRECTIONAL SYSTEMS, INC.

Immediately Accretive Transaction Expected to Add

$16 Million in Annualized Revenue

Houston, TX (January 24, 2005) Cornell Companies, Inc. (NYSE: CRN), a leading provider of privatized adult and juvenile correctional, treatment and educational services, announced today it has signed a definitive agreement to acquire Correctional Systems, Inc. (CSI), a San Diego-based provider of privatized jail, community corrections, and alternative sentencing services.  The purchase price is approximately $10.0 million in total consideration to common and preferred shareholders, less certain adjustments as described in the merger agreement.  The transaction is expected to generate annualized revenue of approximately $16 million, and will be immediately accretive to Cornell’s 2005 earnings.  The Company anticipates that the transaction will be completed early in the second quarter 2005, subject to customary closing conditions and approval of CSI’s shareholders.

The acquisition includes the operation of eight jails, six community corrections facilities and five alternative sentencing programs, located in California, New Mexico, Texas and Kansas.  The transaction will add 986 corrections beds, as well as alternatives to incarceration services, including electronic monitoring, day reporting, counseling and drug testing services.  Cornell will expand its national footprint with the addition of the Kansas operations and will increase its reach in the other states where the company has existing programs.

James E. Hyman, Cornell’s chief executive officer, said, “This acquisition is a significant opportunity for Cornell and provides growth in two of the company’s strategic areas: jails and community corrections.  It also increases our contract diversification, makes us one of the largest community corrections providers to the Federal Bureau of Prisons and gains us a presence in Austin, the Texas state capital, with a federal halfway house contract.”

Increased Need for Community Corrections

Thomas R. Jenkins, Jr., president and chief operating officer, said, “With state and federal agency budgets stretched, corrections officials are seeking alternatives to incarceration and methods to reduce the cycle of re-offending.  Cornell already has a strong history in community corrections and

MORE

Cornell Companies

Add 1

with this acquisition, the Company is now strategically positioned to increase our share of this growing segment in the corrections industry.”

Jenkins continued, “The CSI organization is an outstanding fit for Cornell. Our corporate cultures are very similar, our operational philosophies consistent and our geographic footprints uniquely compatible.  This commonality will provide excellent synergies and great ease of integration.”

Acquisition Highlights

Jails

•                  Eight facilities under contract with different cities or counties.

•                  The eight facilities have a combined total service capacity of more than 332.

Community Corrections Facilities

•                  Six facilities each under contract with various states or government agencies.

•                  Facilities in Austin, Texas, Brownsville, Texas, Edinburg, Texas, and Leavenworth, Kansas, are under contract with the Federal Bureau of Prisons.

•                  The six facilities have a total service capacity of 654.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 69 facilities in 16 states and the District of Columbia and 4 facilities under development or construction. Cornell has a total service capacity of 18,115, including capacity for 2,138 individuals that will be available upon completion of facilities under development or construction.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) Cornell’s ability to complete the acquisition of CSI described in this press release and to integrate the businesses of CSI, (4) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (5) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (6) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (9) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell, (12) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations, and (13) the effectiveness of Cornell’s internal controls over financial reporting and the ability to certify the effectiveness thereof and to obtain a favorable attestation of the Company’s auditors regarding Cornell’s assessment of its internal controls.

# # #